EXHIBIT 99.2


    MICROSOFT AND NTL ANNOUNCE STRATEGIC PARTNERSHIP TO ACCELERATE DEPLOYMENT
          OF BROADBAND SERVICES IN THE U.K. AND THE REPUBLIC OF IRELAND

                MICROSOFT TO MAKE $500 MILLION INVESTMENT IN NTL


     REDMOND, WASH. AND NEW YORK - JAN. 25, 1999 - Microsoft Corp. and NTL Inc. today announced an agreement to jointly develop new, broadband services for delivery to customers in the United Kingdom and Ireland.

     In addition, Microsoft will make a $500 million investment in NTL to accelerate deployment of high-speed voice, video and data services over its national fiber-optic telecommunications networks and to continue the company's rapid introduction of advanced Internet, telephone and cable television services over its broadband facilities. NTL is Britain's leading new-entrant local telecommunications competitor, with more than 1.4 million telephone, cable television and Internet customers.

     "Microsoft believes in our vision of bringing advanced digital Internet, telephone and television services to consumers and businesses throughout the UK via all platforms," said Barclay Knapp, president and CEO of NTL. "NTL's pioneering marketing, network and back-office resources, coupled with Microsoft's world leadership in personal computing and digital television, will make for a great combination."

     "NTL and Microsoft share a common vision for the delivery of new and exciting digital technologies and services to NTL cable customers in the UK and Ireland," said Craig Mundie, Microsoft's senior vice president for consumer strategy. "We are very excited by the opportunities we will have for expanding customer choice and control of their future TV experience."

     Microsoft and NTL will work together closely in the development of new digital services


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MICROSOFT AND NTL ANNOUNCE STRATEGIC PARTNERSHIP                          PAGE 2



and intend to enter into further agreements regarding software and services as opportunities arise throughout 1999. Specifically, Microsoft and NTL will form a Technology Group to guide the development of new digital services. In recognition of Microsoft's extension of these products and services to NTL, Microsoft will receive 1.2 million five-year warrants to purchase NTL common stock at an exercise price of $84 per share.

     Microsoft has agreed to purchase $500 million of NTL's 5.25 percent convertible preferred stock. The preferred stock is convertible into NTL common stock at a conversion price of $100 per share. The preferred stock is redeemable 10 years from the date of issuance in cash or NTL common stock and may be redeemed by NTL on the earlier of seven years or the date on which NTL's common stock has traded above $120 for 25 consecutive trading days. Dividends are payable at NTL's option in cash, common stock or additional shares of preferred stock. The closing of the purchase of the preferred stock is expected to occur shortly.

     NTL  Inc.  (NASDAQ:  NTLI;  EASDAQ:   NTLI.ED)  is  a  leading  alternative
telecommunications company in the United Kingdom. The company offers local business and residential telephony, residential cable television and Internet services over advanced broadband fiber networks in six major franchise areas in the UK. Through its national telecoms services division, the company owns and operates one of only five independent national telecoms networks in the UK, and offers national business telecoms, national and international carrier telecommunications services, and satellite and radio communications services. The company's broadcast services division operates a national broadcast transmission network of more than 1,200 owned and shared transmission sites, and



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MICROSOFT AND NTL ANNOUNCE STRATEGIC PARTNERSHIP                          PAGE 3


offers digital and analog broadcast transmission services to major television and radio stations nationwide in the UK.

     Microsoft (Nasdaq "MSFT") is the worldwide leader in software for personal computers. The company offers a wide range of products and services for business and personal use, each designed with the mission of making it easier and more enjoyable for people to take advantage of the full power of personal computing every day.

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Microsoft is either a registered  trademark or a trademark of Microsoft Corp. in the United States and/or other countries.

FOR FURTHER INFORMATION FROM NTL, CONTACT:
In the U.S.: John F. Gregg, Managing Director - Corporate Finance & Development; Richard J. Lubasch, Senior Vice President - General Counsel; or Kathy Mikrakis - Investor Relations at (212) 906-8440
In the UK: Alison Smith, Group Communications at (01252) 402662; or via e-mail at investor_relations@NTLI.com.

FOR MORE INFORMATION FROM MICROSOFT, ANALYSTS ONLY:

Carla Lewis, Senior Director, Investor Relations, (425) 936-3703

FOR MORE INFORMATION FROM MICROSOFT, PRESS ONLY:

Tom Pilla, Microsoft Corp., (425) 936-0756
Heidi Rothauser, Waggener Edstrom, (425) 637-9097

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass/ on Microsoft's corporate information pages.

Shareholder and financial information is available at http://www.microsoft.com/msft/.